Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 13, 2023 with respect to the combined financial statements of Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings LP included in the Current Report of Viper Energy, Inc. on Form 8-K/A filed on November 13, 2023, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

March 5, 2024